Exhibit 10.65

October 19, 2007

David Cunningham
51 Summit Road
Riverside, CT  06878

Dear David,

It gives me great pleasure to offer you employment with Chordiant Software, Inc as Vice President Worldwide Sales, reporting directly to Steven R. Springsteel, Chairman, President and CEO. The terms of your employment are detailed as follows:

Your annual base salary will be $300,000.00 less payroll deductions and all required withholdings and will be payable bi-monthly in increments of $12,500.00 on the fifteenth and last day of each month. You will have a total bonus target equal to 83.33% of your base salary at 100% attainment of all objectives under Chordiant’s 2008 Vice President Worldwide Sales Incentive Bonus Program.    Under Chordiant’s 2008 Vice President Global Sales Incentive Bonus Program 75% of your target bonus would be earned at 100% achievement of Sales Plan objectives, and 25% of your target bonus would be earned at 100% achievement of the objectives of the 2008 Executive Incentive Plan. Chordiant will have the sole discretion to determine if you have earned this bonus and, the amount of the bonus. You must be employed by Chordiant on the date such bonuses are paid in order to earn any bonus.

Subject to Board approval, you will be granted an option to purchase 75,000 shares of the Company’s common stock.  The option shall have an exercise price equal to the fair market value on the date of grant, and shall be governed in all respects by the terms of the plan documents and the option agreement between you and the company.

In addition, The Company will recommend to the Compensation Committee of the Board of Directors that the Board grant you an award under our 2008-2009 Performance Share Unit Program (the "PSUP") covering 10,000 shares at target performance levels and 15,000 shares at maximum performance levels. This award is a performance-based restricted stock unit award and is granted subject to the terms of the PSUP and the Company's 2005 Equity Incentive Plan.   The number of shares under the award that you actually earn and become vested in will be determined shortly after the close of the Company's 2009 fiscal year, based on the Company's achievement of the performance metrics determined under the PSUP and subject to your continued service to the Company through the date on which the Compensation Committee certifies whether the performance metrics have been met.

As an executive of the Company, you will participate in the Change in Control program as approved by Chordiant's Board of Directors.

You will be eligible for Chordiant Software’s Employee Benefits program, which includes among others, participation in our 401(k) Plan, and the company Group Medical, Dental, and Disability Insurance Programs.  Chordiant may change compensation and benefits from time to time in its discretion.

You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires among other provisions, the assignment of patent rights to any invention made during your employment at Chordiant Software and nondisclosure of proprietary information.  You also will be expected to abide by the Company’s standard policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.

This offer is contingent upon a successful background check, successful reference checks, and your submission of an I-9 form and satisfactory documentation and identification supporting your right to work in the United States.  These must be provided on your first day of employment.  Please bring these with you on your first day.

Employment with Chordiant Software is considered employment “at will” and may be terminated by you or Chordiant Software at any time with or without cause, and with or without advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company. The Company may change your position, duties, and work location from time to time in its discretion.

As part of your duties for Chordiant, you may be assigned to work onsite with a Chordiant customer.  Some of these customers have additional requirements that they impose upon individuals who work onsite at their business.  If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be asked to consent to these requirements.

This letter, together with your proprietary information and non-disclosure agreement, forms the complete and exclusive statement of your employment agreement with the Company.  The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

This offer is valid through October 25th, 2007. Please sign below to indicate your acceptance of this offer and return by fax to Human Resources at 408 517-5035 (fax).  Please send an original signed copy in the pre-addressed enclosed envelope. Details regarding orientation will be mailed to you prior to your start date. Orientation is held at 10:00 PST on your start date or you can arrange with your manager to attend orientation in one of Chordiant’s remote offices.

Sincerely,

/s/ Jack Landers

Jack Landers
Vice President, Human Resource

Accepted: /s/ David Cunningham Date Signed: October 22, 2007  Monday Start Date:  November 5, 2007